                                                                    EXHIBIT 12.1

                                PENTON MEDIA INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                 Twelve Months Ended December 31,
                                                               1997        1998        1999        2000
                                                               ----        ----        ----        ----
Income from continuing operations before income
   taxes, adjustment for minority interests in
   consolidated subsidiaries and income or
   loss from equity investees                               $   25,069   $  20,666   $  23,447   $  140,068
                                                            ----------   ---------   ---------   ----------

Fixed Charges:
   Interest expense                                                686       5,545      21,558       19,486
   Amortization of deferred finance fees
      and debt discounts                                             -         184       1,597          302
   Rental expense interest factor                                1,826       1,909       2,488        2,812
                                                            ----------   ---------   ---------   ----------
          Total Fixed Charges                                    2,512       7,638      25,643       22,600
                                                            ----------   ---------   ---------   ----------

Income from continuing operations before income
   taxes, adjustment for minority interests in
   consolidated subsidiaries and income or
   loss from equity investees plus fixed charges            $   27,581   $  28,304   $  49,090     $162,668
                                                            ==========   =========   =========     ========

Ratio of Earnings to Fixed Charges                                11.0         3.7         1.9          7.2

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On a historical and pro forma basis, earnings were insufficient to cover fixed charges by $127.1 million and $131.5 million, respectively, for the twelve months ended December 31, 2001. In addition, on a historical and pro forma basis, earnings were insufficient to cover fixed charges by $7.8 million and $11.6 million, respectively, for the three months ended March 31, 2002.
Consequently, ratios for these periods have not been disclosed.